Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Atlantic Coast Financial Corporation of our report dated March 31, 2010 relating to the audited consolidated balance sheets of Atlantic Coast Federal Corporation (predecessor to Atlantic Coast Financial Corporation) as of December 31, 2009 and 2008 and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2009 set forth in the Form S-1/A (No. 333-167632) as declared effective by the Securities and Exchange Commission on November 12,  2010.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Brentwood, Tennessee
March 18, 2011